Exhibit 99.1

La Rosa Holdings Corp. Reports 31% Annualized Rate Reduction in Technology Costs in 2025 compared to 2022 Through Proprietary Platform Strategy

Celebration, FL – December 22, 2025 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a real estate and PropTech company, today announced a 31% annualized rate reduction in select technology operating costs to date, decreasing from approximately $0.52 million in 2022 to $0.17 million in 2025 resulting in a $0.35 million annual savings, driven by a multi-year strategy to replace third-party software with proprietary, in-house technology solutions purpose-built for its operations.

Key Highlights

●	Elimination of multiple third-party software licenses and recurring usage fees

●	Improved system integration, performance, and data ownership

●	Greater control over security, product roadmap, and innovation cadence

Over the past three years, La Rosa has invested in designing and deploying its own integrated technology stack, consolidating and replacing multiple external vendors with internally developed platforms. This transition has delivered substantial cost savings while improving system performance, integration, data ownership, and long-term scalability. Beyond cost efficiencies, La Rosa’s proprietary technology platform enables faster innovation and better alignment between technology investments and core business objectives, including AI-driven automation and blockchain-based initiatives.

“While our proprietary technology strategy has already delivered meaningful savings, we have also begun to focus on broader, company-wide efficiency measures designed to strengthen our bottom line,” said Joe La Rosa, CEO of La Rosa. “We are taking a disciplined approach to every area of our cost structure, reallocating resources toward initiatives that we expect will generate measurable returns—specifically our pivot into artificial intelligence and data-center infrastructure. These efforts reflect our commitment to building a leaner, more efficient, and more profitable operating model while positioning La Rosa for long-term growth.”

“Our focus was not only cost reduction, but creating technology that fits our business, not the other way around,” said Alex Santos, Chief Technology Officer of La Rosa. “This strategy provides greater flexibility, accelerates innovation cycles, and enables tighter integration across the organization. We intend to continue expanding our proprietary technology capabilities, leveraging automation, artificial intelligence, and blockchain to further drive efficiency, resilience, and long-term competitive advantage.”

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) intends to transform the real estate industry by providing agents with flexible compensation options, including a revenue-sharing model or a fee-based structure with 100% commission. Powered by its proprietary technology platform, La Rosa aims to equip agents and franchisees with the tools they need to deliver exceptional service.

The Company offers both residential and commercial real estate brokerage services, as well as technology-driven products and support for its agents and franchise partners. Its business model includes internal services for agents and external offerings for the public, spanning real estate brokerage, franchising, education and coaching, and property management.

La Rosa operates 25 corporate-owned brokerage offices across Florida, California, Texas, Georgia, North Carolina, and Puerto Rico. La Rosa also started its expansion into Europe, beginning with Spain. Additionally, the Company has five franchised offices and branches and three affiliated brokerage locations in the U.S. and Puerto Rico. The Company also operates a full-service escrow settlement and title company in Florida.

For more information, please visit: https://www.larosaholdings.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to satisfy closing conditions of the financing facilities and the timing and use of proceeds thereof, including the redemption of the Series X Preferred Stock, to achieve profitable operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other reports and documents that we file from time to time with the SEC. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com